EXHIBIT 99.C1





INDEPENDENT AUDITORS' CONSENT





We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-47094 on Form S-6 of ReliaStar Select*Life Variable Account filed under the Securities Act of 1933 of our report dated February 11, 2000 related to the financial statements of ReliaStar Select*Life Variable Account for the years ended December 31, 1999 and 1998, and our report dated May 12, 2000 related to the statutory basis financial statements of ReliaStar Life Insurance Company as of and for the year ended December 31, 1999, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 13, 2001